UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2007

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania 19106
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (215) 238-1046

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 10, 2007, Hersha Hospitality Limited Partnership (“HHLP”), the operating partnership of Hersha Hospitality Trust, and Hersha Hospitality LLC entered into a Contribution Agreement (the “Carlisle Contribution Agreement”) and closed on the acquisition of 100% of the interests in 44 Carlisle Associates LP, a Pennsylvania limited partnership ( “Carlisle LP”), the owner of the land and improvements of the Marriott Residence Inn situated at 1 Hampton Court, Carlisle, Pennsylvania (the “Residence Inn”). The partners of Carlisle LP selling their interests were Shree Associates (“Shree”), Kunj Associates (“Kunj”), Shanti III Associates (“Shanti”), Devi Associates (“Devi”), Trust FBO Neil H. Shah Under The Hasu and Hersha Shah 2004 Trust (“FBO Neil”), Trust FBO Jay H. Shah Under The Hasu and Hersha Shah 2004 Trust (“FBO Jay”), Shreenathji Enterprises, LTD (“SEL”) and David L. Desfor (“Desfor” and collectively with Shree, Kunj, Shanti, Devi, FBO Neil, FBO Jay and SEL, the “Carlisle Sellers”).

The purchase price for the partnership interests in Carlisle LP was approximately $8.6 million. HHLP financed the acquisition with approximately $1.6 million in cash and a $7.0 million loan from M&T Bank. The financing is secured by a first lien mortgage on the Residence Inn, matures in January 2010 and bears interest at a floating rate of prime less 0.75% per annum.

Hasu P. Shah, our Chairman of the Board of Trustees and former Chief Executive Officer, is the manager of one of the Carlisle Sellers, Shree, and owns an interest in SEL. K.D. Patel, a Trustee of Hersha Hospitality Trust, is the manager of one of the Carlisle Sellers, Shanti, and owns an interest in SEL. Jay H. Shah, our Chief Executive Officer, is the beneficiary of and a trustee of one of the Carlisle Sellers, FBO Jay, and owns an interest in SEL. Neil H. Shah, our President and Chief Operating Officer, is the beneficiary of and a trustee of one of the Carlisle Sellers, FBO Neil, and owns an interest in SEL. David L. Desfor is the Treasurer of Hersha. Kiran P. Patel, our corporate secretary, is the manager of one of the Carlisle Sellers, Kunj, and owns an interest in SEL. Each of Hasu P. Shah, Jay H. Shah, Neil H. Shah, K.D. Patel, Kiran P. Patel and David Desfor also own interests in Hersha Hospitality Management LP. Each of these trustees and executive officers, respectively, will receive a portion of the proceeds of the transaction. As a related party transaction, the transaction was approved by all of our independent trustees.

The preceding description of the material terms of the Carlisle Contribution Agreement is qualified in its entirety by reference to the terms of the actual Carlisle Contribution Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Also on January 10, 2007, HHLP and Hersha Hospitality LLC entered into a Contribution Agreement (the “Everest Contribution Agreement”) and closed on the acquisition of 100% of the partnership interests in Everest Associates, a Pennsylvania limited partnership (“Everest”), the owner of the furniture, fixtures and equipment of the Residence Inn. The partners of Everest selling their interests are not affiliated with Hersha Hospitality Trust. The purchase price for the partnership interests in Everest was approximately $1.3 million which was paid in the form of 119,818 limited partnership units issued by HHLP to the partners of Everest.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 10.1
Contribution Agreement, dated as of January 10, 2007, by and among Shree Associates, Kunj Associates, Shanti III Associates, Trust FBO Neil H. Shah Under The Hasu and Hersha Shah 2004 Trust, Trust FBO Jay H. Shah Under The Hasu and Hersha Shah 2004 Trust, Shreenathji Enterprises, LTD and David L. Desfor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: January 16, 2007	By:	/s/ Michael R. Gillespie
Michael R. Gillespie
Chief Accounting Officer

EXHIBIT INDEX

Exhibit	Description

10.1
Contribution Agreement, dated as of January 10, 2007, by and among Shree Associates, Kunj Associates, Shanti III Associates, Trust FBO Neil H. Shah Under The Hasu and Hersha Shah 2004 Trust, Trust FBO Jay H. Shah Under The Hasu and Hersha Shah 2004 Trust, Shreenathji Enterprises, LTD and David L. Desfor.